Exhibit 99.1
10x Genomics Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Outlook for 2025
PLEASANTON, Calif. February 12, 2025 – 10x Genomics, Inc. (Nasdaq: TXG), a leader in single cell and spatial biology, today reported financial results for the fourth quarter and full year ended December 31, 2024 and provided outlook for 2025.
Recent Updates
•Revenue was $165.0 million for the fourth quarter and $610.8 million for the full year of 2024, representing 10% and 1% decreases over the corresponding periods of 2023.
•In collaboration with the Chan Zuckerberg Initiative (CZI) and Ultima Genomics, launched the Billion Cells Project, an effort to generate an unprecedented one billion cell dataset to fuel rapid progress in AI model development in biology.
•Cash and cash equivalents and marketable securities were $393.4 million as of December 31, 2024, an increase of $4.7 million over prior year.

“In 2024, we launched major new products across all three of our platforms and we made changes to our commercial organization and go-to-market strategy," said Serge Saxonov, Co-founder and CEO of 10x Genomics. "As we kick off 2025, our goal is to take advantage of these changes and deliver consistent execution. Despite the current uncertainty within U.S. academic research, we continue to have strong conviction in the large opportunity ahead."
Fourth Quarter 2024 Financial Results
Revenue was $165.0 million for the three months ended December 31, 2024, a 10% decrease from $184.0 million for the corresponding period.
Gross margin was 67% for the fourth quarter of 2024, as compared to 63% for the corresponding prior year period. The increase in gross margin was primarily due to change in product mix.
Operating expenses were $160.8 million for the fourth quarter of 2024, a 6% decrease from $171.0 million for the corresponding prior year period. The decrease was primarily driven by a $19.6 million in-process research and development expense related to an agreement to acquire certain intangible and other assets in the prior year period, partially offset by an increase in outside litigation expenses.
Operating loss was $49.8 million for the fourth quarter of 2024, as compared to an operating loss of $55.2 million for the corresponding prior year period. Operating loss includes $32.5 million of stock-based compensation for the fourth quarter of 2024, as compared to $38.9 million for the fourth quarter of 2023.
Net loss was $49.0 million for the fourth quarter of 2024, as compared to a net loss of $49.0 million for the corresponding prior year period.
Full Year 2024 Financial Results
Revenue was $610.8 million for the year ended December 31, 2024, a 1% decrease from $618.7 million for 2023.

Gross margin was 68% for full year 2024, as compared to 66% for 2023. The increase in gross margin was primarily due to change in product mix.

Operating expenses were $609.0 million for full year 2024, as compared to $674.6 million for 2023, an decrease of 10%. The decrease was primarily driven by a $61.0 million in-process research and development expense related to an agreement to acquire certain intangible and other assets in the prior year period and lower personnel expenses, including stock-based compensation expense, partially offset by higher outside legal expenses.

Operating loss was $194.6 million for full year 2024, as compared to an operating loss of $265.3 million for 2023. This includes $140.7 million of stock-based compensation for full year 2024, as compared to $167.0 million for full year 2023.

Net loss was $182.6 million for full year 2024, as compared to a net loss of $255.1 million for 2023.

Cash and cash equivalents and marketable securities were $393.4 million as of December 31, 2024.
2025 Financial Guidance
10x Genomics expects full year 2025 revenue to be in the range of $610 million to $630 million, representing 0% to 3% growth over full year 2024. At the midpoint, this guidance implies double-digit growth for both Chromium reactions and overall spatial revenue.
Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the fourth quarter and full year 2024 financial results, business developments and outlook after market close on Thursday, February 12, 2025 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay for at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn, X (Twitter), Facebook, Bluesky or YouTube.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "see," "estimate," "predict," "potential," "would," "likely," "seek" or "continue" or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.'s collaboration with CZI and Ultima Genomics, positioning, product launches, commercial organization restructuring, go-to-market strategy, goals, uncertainty within academic research, commercial opportunity and our financial performance and results of operations, including our expectations regarding revenue and guidance. These statements are based on management's current expectations, forecasts, beliefs, assumptions and information currently available to management. Actual outcomes and results could differ materially from these statements due to a number of factors and such statements should not be relied upon as representing 10x Genomics, Inc.'s views as of any date subsequent to the date of this press release. 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The material risks and uncertainties that could affect 10x Genomics, Inc.'s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recently-filed 10-K and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, our website (www.10xgenomics.com), press releases, public conference calls, public webcasts and our social media accounts as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Consolidated Statement of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue (1)	$165,021	$183,979	$610,785	$618,727
Cost of revenue (2)	54,066	68,197	196,303	209,414
Gross profit	110,955	115,782	414,482	409,313
Operating expenses:
Research and development (2)	66,968	65,267	264,698	270,332
In-process research and development	—	19,578	—	60,980
Selling, general and administrative (2)	93,826	86,125	344,343	343,330
Total operating expenses	160,794	170,970	609,041	674,642
Loss from operations	(49,839)	(55,188)	(194,559)	(265,329)
Other income (expense):
Interest income	4,026	4,637	18,448	16,906
Interest expense	—	(8)	(4)	(33)
Other income (expense), net	(2,567)	3,961	(1,585)	(307)
Total other income	1,459	8,590	16,859	16,566
Loss before provision for income taxes	(48,380)	(46,598)	(177,700)	(248,763)
Provision for income taxes	648	2,354	4,927	6,336
Net loss	$(49,028)	$(48,952)	$(182,627)	$(255,099)

Net loss per share, basic and diluted	$(0.40)	$(0.41)	$(1.52)	$(2.18)
Weighted-average shares used to compute net loss per share, basic and diluted	121,596,351	118,565,724	120,451,550	117,165,036

(1)The following table represents revenue by source for the periods indicated (in thousands). Spatial products includes the Company’s Visium and Xenium products:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Instruments
Chromium	$10,929	$11,150	$35,212	$47,866
Spatial	13,425	27,248	57,503	75,605
Total instruments revenue	24,354	38,398	92,715	123,471
Consumables
Chromium	97,737	118,144	372,308	420,316
Spatial	35,795	22,170	121,124	59,237
Total consumables revenue	133,532	140,314	493,432	479,553
Services	7,135	5,267	24,638	15,703
Total revenue	$165,021	$183,979	$610,785	$618,727

The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Americas
United States	$84,285	$99,322	$334,318	$360,091
Americas (excluding United States)	2,936	4,520	13,447	13,101
Total Americas	87,221	103,842	347,765	373,192
Europe, Middle East and Africa	49,828	50,589	159,762	142,276
Asia-Pacific
China	14,609	11,748	57,300	50,965
Asia-Pacific (excluding China)	13,363	17,800	45,958	52,294
Total Asia-Pacific	27,972	29,548	103,258	103,259
Total Revenue	$165,021	$183,979	$610,785	$618,727
(2)Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Cost of revenue	$2,221	$1,928	$8,348	$7,068
Research and development	15,587	17,608	66,315	72,804
Selling, general and administrative	14,731	19,382	66,086	87,078
Total stock-based compensation expense	$32,539	$38,918	$140,749	$166,950

10x Genomics, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$344,067	$359,284
Marketable securities	49,335	29,411
Accounts receivable, net	87,862	114,832
Inventory	83,107	73,706
Prepaid expenses and other current assets	20,016	18,789
Total current assets	584,387	596,022
Property and equipment, net	252,648	279,571
Operating lease right-of-use assets	57,290	65,361
Goodwill	4,511	4,511
Intangible assets, net	15,671	16,616
Other noncurrent assets	4,129	3,062
Total assets	$918,636	$965,143
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,909	$15,738
Accrued compensation and related benefits	33,615	30,105
Accrued expenses and other current liabilities	41,165	56,648
Deferred revenue	20,658	13,150
Operating lease liabilities	9,286	11,521
Total current liabilities	117,633	127,162
Operating lease liabilities, noncurrent	73,327	83,849
Deferred revenue, noncurrent	12,513	8,814
Other noncurrent liabilities	5,029	4,275
Total liabilities	208,502	224,100
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.00001 par value; 100,000,000 shares authorized, no shares issued or outstanding as of December 31, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value; 1,100,000,000 shares authorized and 122,291,837 and 119,095,362 shares issued and outstanding as of December 31, 2024 and 2023	2	2
Additional paid-in capital	2,177,672	2,025,890
Accumulated deficit	(1,467,047)	(1,284,420)
Accumulated other comprehensive loss	(493)	(429)
Total stockholders’ equity	710,134	741,043
Total liabilities and stockholders’ equity	$918,636	$965,143

Cumulative instruments sold

	As of December 31,
	2024	2023	2022
Chromium	5,808	5,180	4,411
Visium CytAssist	810	531	211
Xenium	421	255	8
Cumulative instruments sold	7,039	5,966	4,630
Total consumables reactions sold

	Year ended December 31,
	2024	2023	2022
Chromium	310,900	312,500	290,900
Visium	35,400	29,300	28,300
Xenium	10,800	5,200	100
Total consumable reactions	357,100	347,000	319,300